Exhibit 4.3

LYB INTERNATIONAL FINANCE III, LLC

Officer’s Certificate

May 19, 2023

Reference is made to the Indenture, dated as of October 10, 2019 among LYB International Finance III, LLC, as issuer (the “Company”), LyondellBasell Industries N.V., as guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 17, 2023 among the Issuer, the Company, Computershare Trust Company, N.A., as base trustee (as successor-in-interest to Wells Fargo Bank, National Association), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (as so supplemented and modified, the “Indenture”). The Trustee is the trustee for the Notes issued under the Indenture. Pursuant to Section 2.01 of the Indenture the undersigned officer does hereby certify, in connection with the issuance $500,000,000 aggregate principal amount of 5.625% Guaranteed Notes due 2033 (the “Notes”) that the terms of the Notes are as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Indenture or in the form of Notes attached hereto as Exhibit A.

Title:	5.625% Guaranteed Notes due 2033

Issuer:	LYB International Finance III, LLC

Form:	The Notes shall be issued in permanent global form

Guarantor:	LyondellBasell Industries N.V.

Trustee, Registrar, Transfer Agent, Authenticating Agent, and Paying Agent:	The Bank of New York Mellon Trust Company, N.A.

Aggregate Principal Amount at Maturity:	$500,000,000

Principal Payment Date:	May 15, 2033

Interest:	5.625% per annum

Date from which Interest will Accrue:	May 19, 2023

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2023

Record Dates:	May 1 and November 1 immediately preceding the related interest payment date

Places of Payment:	The Trustee at its Corporate Trust Office in Houston set forth in Section 2.03 of the First Supplemental Indenture dated May 17, 2023.

Optional Redemption:

Prior to February 15, 2033 (three months prior to the maturity date), the Notes will be redeemable and repayable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

●       (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but excluding, the Redemption Date; and

●       100% of the principal amount of the Notes to be redeemed;

Plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. On or after February 15, 2033 (three months prior to the maturity date), the Notes will be redeemable and repayable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

The Notes are also redeemable upon certain tax events as set forth in the Notes and Section 3.12 of the Indenture.

Conversion:	None

Sinking Fund:	None

Redemption at the Option of the Holder:	Upon a Change of Control Triggering Event as set forth in the Notes

Additional Amounts:	As set forth in Section 4.10 of the Indenture with respect to the Guarantor and Section 3.12 and Section 4.09 of the Indenture

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Miscellaneous:	The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture.

Subject to the representations, warranties and covenants described in the Indenture, the Company shall be entitled, subject to authorization by the sole member of the Company and an Officer’s Certificate, to issue additional Notes of a series of Notes from time to time. Any such additional Notes shall have identical terms as the applicable series of Notes issued on the issue date, other than with respect to the date of issuance, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional Notes (together the “Additional Notes”). Any Additional Notes will be issued in accordance with Section 2.01 of the Indenture.

Such officer has read and understands the provisions of the Indenture and the definitions relating thereto. The statements made in this Officer’s Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Company. In such officer’s opinion, he has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not the covenants and conditions of such Indenture relating to the issuance and authentication of the Notes have been complied with. In such officer’s opinion, such covenants and conditions have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this certificate.

Dated: May 19, 2023

LYB INTERNATIONAL FINANCE III, LLC

By:	/s/ Donny Chia
	Name:	Donny Chia
	Title:	Treasurer

EXHIBIT A

FORM OF NOTE DUE 2033

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CUSIP: 50249A AL7
ISIN: US50249AAL70

LYB International Finance III, LLC

GLOBAL NOTE
representing up to
$500,000,000
5.625% Guaranteed Notes due 2033

Fully and Unconditionally Guaranteed by

LyondellBasell Industries N.V.

No. [ ]	$[ ]

LYB INTERNATIONAL FINANCE III, LLC, a Delaware limited liability company, promises to pay to Cede & Co., or its registered assigns, FIVE HUNDRED MILLION DOLLARS ($500,000,000) or such greater or lesser principal sum as may be set forth on the Schedule of Increases or Decreases in Global Note attached hereto on May 15, 2033.

Interest Payment Dates: Semi-annually on May 15 and November 15, commencing on November 15, 2023

Record Dates: May 1 and November 1 immediately preceding the related interest payment date

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

LYB INTERNATIONAL FINANCE III, LLC, as Issuer

By:
Name:
Title:

Dated: May 19, 2023

LYONDELLBASELL INDUSTRIES N.V., as Guarantor

By:
Name:
Title:

Dated: May 19, 2023

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

Dated: May 19, 2023

[Back of Note]

5.625% Guaranteed Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       LYB International Finance III, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 5.625% per annum from May 19, 2023 until maturity as set forth in the Indenture (as defined below). The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day without the accrual of interest for the intervening period (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that the first Interest Payment Date shall be November 15, 2023. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360- day year comprised of twelve 30-day months.

2.       Method of Payment. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on May 1 and November 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.15(b) of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.       Trustee; Paying Agent and Registrar. The Bank of New York Mellon Trust Company, N.A. will be the Trustee, Paying Agent and Registrar (the “Trustee”) under the Indenture with regard to the Notes.

4.       Guarantee. LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Guarantor”), unconditionally guarantees to the Holders from time to time of the Notes, upon the terms and subject to the conditions set forth in the Indenture, (a) the full and prompt payment of the principal of and any premium on this Note when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of any interest on and any Additional Amounts with respect to this Note when and as the same shall become due, subject in each case to any applicable grace period. The Guarantee constitutes a guarantee of payment and not of collection. In the event of a default in the payment of principal of or any premium on any Note when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in any sinking fund payment, or in the event of a default in the payment of any interest on or any Additional Amounts with respect to any Note when and as the same shall become due, each of the Trustee and the Holder of such Note shall have the right to proceed first and directly against the Guarantor under the Indenture without first proceeding against the Company or exhausting any other remedies which the Trustee or such Holder may have and without resorting to any other security held by it.

5.       Indenture. The Company issued the Notes under an (the “Indenture”) dated as of October 10, 2019 among the Company, and the Guarantor and Wells Fargo Bank, National Association, as supplemented by the first supplemental indenture dated as of May 17, 2023 among the Company, the Guarantor, Computershare Trust Company, N.A., as base trustee, and the Trustee. This Note represents a duly authorized issue of Notes of the Company designated as its 5.625% Guaranteed Notes due 2033 (the “Notes”). The Company shall be entitled to issue additional Notes pursuant to Section 2.01 of the Indenture. The Notes issued under the Indenture shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

6.              Optional Redemption.

(a)       Prior to the Par Call Date, the Notes will be redeemable and repayable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(i)       (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but excluding, the Redemption Date; and

(ii)       100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Notes will be redeemable and repayable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

(b)       Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed or electronically delivered at least 10 but not more than 60 days before the Redemption Date to each Holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the Redemption Date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the Redemption Date. Notes called for redemption will be redeemed and repaid in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If less than all the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis or by any other method in accordance with the procedures of DTC.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Par Call Date” means February 15, 2033 (three months prior to the maturity date of the Notes).

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

LYB International Finance III’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to determine the redemption price.

7.       Redemption for Changes in Taxes. In accordance with Section 3.12 of the Indenture, the Company may redeem the Notes in whole but not in part at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof) under the circumstances set forth in Section 3.12 of the Indenture.

8.       Sinking Fund. The Company shall not be required to make sinking fund payments with respect to the Notes.

9.       Change of Control Offer. If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes as described in Section 6, each Holder shall have the right to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased (a “Change of Control Payment”), plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase, subject to the right of Holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice may, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(a)       accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b)       deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(c)       deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Section 10, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of the Guarantor’s Subsidiaries, taken as a whole, to any person, other than the Guarantor or one of its Subsidiaries; or (2) the Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of the Guarantor, other than by virtue of the imposition of a holding company, or the reincorporation of the Guarantor in another jurisdiction, so long as the beneficial owners of the voting stock of the Guarantor immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter. Any disposition of a “disposed group” permitted pursuant to Section 5.01(b) of the Indenture will not constitute a Change of Control pursuant to clause (1) of the first sentence of this definition.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) of the definition of Change of Control above if (i) the Guarantor becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition of Change of Control, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

These provisions relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the consent of the Holders of a majority in aggregate principal amount of the Notes.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Guarantor (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the Notes is lowered by both of the two rating agencies and the Notes are rated below an investment grade rating by both of the two rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Guarantor’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

10.       Denominations, Transfer, Exchange. The Notes are in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000. A holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes during a period beginning 15 days before the mailing of a redemption notice for any Notes or portions thereof selected for redemption.

11.       Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12.       Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

13.       Defaults and Remedies. If an Event of Default with respect to any Securities of any series at the time outstanding (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Guarantor as specified in the Indenture) occurs and is continuing, the Trustee by notice to the Company and the Guarantor, or the Holders of at least 25% in principal amount of the then outstanding Securities of the series affected by such Event of Default (or, in the case of an Event of Default described in clause (4) of Section 6.01(a) of the Indenture, if outstanding Securities of other series are affected by such Event of Default, then at least 25% in principal amount of the then outstanding Securities of all such series so affected acting as one class) by notice to the Company, the Guarantor and the Trustee, may declare the principal of (or, if any such Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and all accrued and unpaid interest on all then outstanding Securities of such series or of all series, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on the Securities shall be due and payable immediately. If an Event of Default specified in clause (6) or (7) of Section 6.01(a) of the Indenture hereof occurs, such amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of the Securities. The Holders of a majority in principal amount of the then outstanding Securities of the series affected by such Event of Default or all series so affected, as the case may be, by written notice to the Trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any Additional Amounts with respect to the Securities) if (1) the rescission would not conflict with any judgment or decree, (2) all existing Events of Default with respect to Securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any Additional Amounts that has become due solely because of the acceleration, and (3) the Trustee has been paid any amounts due to it for the compensation as may be agreed in writing by the parties from time to time, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Indenture.

14.       Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

15.       GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF NEW YORK REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

16.       CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

LYB International Finance III, LLC
1221 McKinney Street
Suite 300
Houston, TX 77010
Attention: Treasury Operations US

Email:    TreasuryOperationsUS@lyondellbasell.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _________________________________________________________________________

         (Insert assignee’s legal name)

__________________________________________________________________________________________________________

(Insert assignee’s Soc. Sec. or tax I.D. no.)

_________________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 9 of the Note, check the box below:

[ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 9 of the Note, state the amount you elect to have purchased:

$______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian